Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee
Fees to be Paid	1	$ 16,460,000.00	0.0001381	$ 2,273.13
Fees Previously Paid
	Total Transaction Valuation:	$ 16,460,000.00
	Total Fees Due for Filing:			$ 2,273.13
	Total Fees Previously Paid:			$ 0.00
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$ 2,273.13
Offering Note
[1]	Capitalized terms used below but not defined herein shall have the meanings assigned to such terms in the Stock Purchase Agreement, dated May 8, 2026 (the "Stock Purchase Agreement"), by and among Marchex, Inc., a Delaware corporation, and the stockholders of Archenia, Inc., a Delaware corporation. (i) Title of each class of securities to which transaction applies: Buyer securities to be issued as consideration: (a) convertible promissory notes of Buyer and (b) contingent consideration of Buyer's Class B Common Stock (up to an aggregate of 4,000,000 shares), as described below. (ii) Aggregate number of securities to which transaction applies: Buyer consideration consists of $10,000,000 principal amount of Buyer convertible promissory notes issued pro rata to Sellers, plus up to 4,000,000 shares of Buyer's Class B Common Stock as contingent consideration (in two tranches of 2,000,000 shares each, tied to post-closing performance; or 4,000,000 shares upon a qualifying change in control), with up to 25% of any contingent shares issuable in cash at the Sellers' election to cover taxes. (iii) Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Solely for fee-calculation purposes, as of May 20, 2026, the underlying value of the transaction was calculated as the sum of: (a) $10,000,000 principal amount of Buyer convertible promissory notes to be issued to the Sellers at Closing; and (b) up to 4,000,000 shares of Buyer's Class B Common Stock issuable as contingent consideration, valued at the average of the high and low sales prices of Buyer's Class B Common Stock on May 20, 2026 as reported on Nasdaq. Sellers may elect to receive up to 25% of any contingent shares in cash to satisfy tax obligations.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims
Fee Offset Sources